Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment No. 1”) is made and entered into as of December 10, 2008, by and between AUTOBYTEL INC., a Delaware corporation (the “Company”), and James E. Riesenbach (the “Executive”).

Recitals

WHEREAS, the Company and the Executive entered into that certain Employment Agreement, dated as of March 1, 2006 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth in this Amendment No. 1.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1

AMENDMENTS

1.1 AMENDMENT TO SECTION 4.1. The last sentence of Section 4.1 of the Employment Agreement is deleted and replaced with the following:

“In addition, the Executive shall be reimbursed for up to $8,500 per year during the Term for tax and estate planning services upon submission of appropriate documentation to enable the Company to deduct such expenses (if otherwise deductible) subject to the Executive’s understanding that any reimbursements for expenses Executive incurs in a calendar year must be submitted for reimbursement by the Executive within thirty (30) days, and shall be reimbursed promptly, but no later than ninety (90) days after the Company receives such reimbursement request.”

1.2 AMENDMENT TO ARTICLE 5. Article 5 of the Employment Agreement shall be amended by adding a new Section 5.6, to read as follows:

“5.6 PAYMENT. Notwithstanding anything in this Agreement to the contrary, any reimbursements or other payments made under this Article 5 must be submitted for reimbursement by the Executive within thirty (30) days, and shall be reimbursed promptly, but no later than ninety (90) days after the Company receives such reimbursement request.”

1.3 AMENDMENT TO SECTION 6.2. Section 6.2 of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“6.2 TERMINATION WITHOUT CAUSE OR GOOD REASON. Subject to Section 6.4, the Board acting for the Company shall have the right, at any time in its sole discretion, to terminate the Executive’s employment under this Agreement without Cause upon not less than thirty (30) days prior written notice to the Executive. The term “termination without Cause” shall mean the termination by the Company of the Executive’s employment for any reason other than those expressly set forth in Section 6.1, or no reason at all, and shall also mean the Executive’s decision to terminate his employment under this Agreement (and he hereby has such right) by reason of any act, decision or omission by the Company or the Board that: (A) materially and adversely modifies, reduces, changes, or restricts the Executive’s salary, bonus opportunities, options or other compensation benefits or perquisites, or the Executive’s authority, functions, services, duties, rights, and privileges as, or commensurate with the Executive’s position as the President and Chief Executive Officer of the Company as described in Section 2.1; (B) relocates the Executive without his consent from the Company’s offices located at 18872 MacArthur Boulevard, Irvine, California, 92612-1400 to any other location in excess of fifty (50) miles beyond the geographic limits of Irvine, California; (C) deprives the Executive of his titles and positions of President and Chief Executive Officer; (D) if prior to the expiration of the Term results in the Company proffering a new employment agreement to the Executive in order to extend the Term and the terms and conditions of such agreement (i) as they relate to the Executive’s salary, bonus opportunity and benefits (assuming the Executive qualifies for such benefits) are not at least as favorable in all material respects to the Executive as the most favorable salary, bonus opportunity and benefits payable to the Executive in any year during the Term or (ii) materially and adversely change the Executive’s authority, functions, services, duties, rights and privileges as, or commensurate with the Executive’s position as the President and Chief Executive Officer as set forth in this Agreement; (E) results in the Executive not being elected to the Board as a Class II Director upon the Commencement Date and/or not being nominated by the Board to stand for election as a Class II Director at the 2006 annual meeting of the Company; (F) results in the Company not maintaining during the Term at least $20 million of liability insurance coverage for directors and officers unless the failure to obtain such insurance is unquestionably a result of any fact or circumstance relating to the Company occurring solely during the Term that is not caused by or results from a fact or circumstance occurring prior to the Commencement Date; or (G) involves or results in any material and adverse failure by the Company to comply with any material provision of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive (each a “Good Reason”). Notwithstanding anything herein, the Executive must give the Company notice of the condition that gives rise to the Good Reason within sixty (60) days of the occurrence of the condition, and the Company must have at least thirty (30) days to remedy the condition. In the event the Company or the Executive shall exercise the termination right granted pursuant to this Section 6.2, then except as set forth in the proviso below, neither party shall have any rights or obligations under Article 1, Article 2, Sections 3.1 and 3.2, or Articles 4 and 5; provided, however, that the Company shall pay to the Executive (a) an amount equal to twenty four (24) months of the Executive’s Base Salary (determined as the Executive’s highest annual Base Salary during the Term prior to such termination) plus two times the Bonus (at one hundred percent (100%) of the Executive’s highest annual Base Salary during the Term prior to such termination) and shall continue to provide all benefits that were non-taxable while the Executive was employed by the Company (or if not allowable under the Company’s then existing policies their substantial equivalents) in accordance with Article 4 at the time they would have been paid had the Executive remained an employee for a period of twenty four (24) months after the effective date of the termination (subject in each case to Section 3.3), except that the Company shall not be required to provide such benefits to the extent that, during such twenty four (24) month period, the Executive receives substantially similar (or better, from the Executive’s perspective) benefits from a new employer, and (b) any amount due and owing as of the termination date pursuant to Section 3.1, Section 3.2 (including a Bonus for the year in which the termination occurs (and if so provided the minimum required Bonus for such year pursuant to Section 3.2) prorated to the date of termination based on the performance of the Company in such year as of the date on which the termination occurs versus the performance targets for the Company established by the Board for the entire year in accordance with Section 3.2), Section 4.2 and Article 5 (subject, in each case, to Section 3.3), and the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms. The Executive shall inform the Company of any other benefits the Executive is receiving where the Company would have a right to reduce the benefits it is providing to the Executive. After the provision of the benefits during the two year period following such termination as described above, the Executive will be entitled to COBRA rights as provided by applicable law. The amounts and benefits required by clause (a) above shall be provided only if the Executive has executed and delivered to the Company (and not revoked) a release in favor of the Company (which release shall be substantially in the form attached as Exhibit B). The amounts payable pursuant to this Section 6.2 shall be in payment for the services rendered by the Executive pursuant to this Agreement during the Term, and the Executive shall not be entitled to any additional amounts in consideration for such services.”

1.4 AMENDMENT TO SECTION 7.1(b). Section 7.1(b) of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“(b) The determinations of whether and when a Gross-Up Payment is required under this Article 7 shall be made by the Company based on its good faith interpretation of applicable law. The amount of such Gross-Up Payment and the valuation assumptions to be utilized in arriving at such determination shall be made by the Company which shall provide detailed supporting calculations to the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment subject to the Excise Tax, or such earlier time as is requested by the Company. Any Gross-Up Payment, as determined pursuant to this Article 7, shall be paid by the Company to the Executive within twenty-five (25) days of the receipt of notice from the Executive that there has been a Payment subject to the Excise Tax; provided, that the Gross-Up Payment shall be paid no later than the end of the Executive’s taxable year following the Executive’s taxable year in which the Executive remitted the Payment. Any determinations by the Company shall be binding upon the Executive, provided, however, if it is later determined that there has been an underpayment of Excise Tax and that the Executive is required to make an additional Excise Tax payment(s) on any Payment or Gross-Up Payment, the Company shall provide a similar full gross-up on such additional liability.”

ARTICLE 2

GENERAL PROVISIONS

2.1 CAPITALIZED TERMS. All capitalized terms in this Amendment No.1, to the extent not otherwise defined herein, shall have the meaning assigned to them in the Employment Agreement.

2.2 CONTINUING EFFECTIVENESS. Except as modified by this Amendment No. 1, the Employment Agreement shall remain in full force and effect and neither party by virtue of entering into this Amendment No. 1 is waiving any rights it has under the Employment Agreement, and once this Amendment No. 1 is executed by the parties hereto, all references in the Employment Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Employment Agreement as modified by this Amendment No. 1.

2.3 SUCCESSORS. The terms and conditions of this Amendment No. 1 shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

2.4 GOVERNING LAW. This Amendment No. 1 shall be construed and enforced in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

2.5 COUNTERPARTS. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.

AUTOBYTEL INC.

By:	/s/ Glenn E. Fuller
	Name:	Glenn E. Fuller
	Title:	Senior Vice President and Chief Legal Officer

JAMES E. RIESENBACH

/s/ James E. Riesenbach

[Signature Page to Amendment No. 1 to Employment Agreement]